As filed with the Securities and Exchange Commission on July 10, 2024.

Registration No. 333-280425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ardent Health Partners, LLC

to be converted as described herein to a corporation named

Ardent Health Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8062	61-1764793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

340 Seven Springs Way, Suite 100

Brentwood, Tennessee 37027

(615) 296-3000

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Martin J. Bonick

Chief Executive Officer

Ardent Health Partners, LLC

340 Seven Springs Way, Suite 100

Brentwood, Tennessee 37027

(615) 296-3000

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen C. Petrovich, Esq. Executive Vice President, General Counsel and Secretary Ardent Health Partners, LLC 340 Seven Springs Way, Suite 100 Brentwood, Tennessee 37027 Telephone: (615) 296-3000	Samir A. Gandhi, Esq. Michael P. Heinz, Esq. Helen Theung, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300	Nathan Ajiashvili, Esq. Erika L. Weinberg, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory note

This amendment to the Registration Statement on Form S-1 (File No. 333-280425) (the “Registration Statement”) is being filed solely to file the Form of Underwriting Agreement herewith as Exhibit 1.1 to the Registration Statement as indicated in Item 16 of Part II. No changes are being made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement and the preliminary prospectus has therefore not been included herein.

PART II

Information not required in prospectus

Item  13. Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters’ discount and commission). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Amount to be paid
SEC registration fee	$53,401
FINRA filing fee	54,769
NYSE listing fee	300,000
Legal fees and expenses	5,200,000
Accounting fees and expenses	2,300,000
Printing and engraving expenses	700,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	881,830

Total	$9,500,000

We will bear all of the expenses shown above.

Item 14. Indemnification of directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent sales of unregistered securities.

Immediately prior to the effectiveness of this registration statement, we will complete transactions pursuant to which we will convert from a Delaware limited liability company into a Delaware corporation, which we refer to as the Corporate Conversion. In connection with the Corporate Conversion, the Class A, Class B and vested Class C-1 membership units of Ardent Health Partners, LLC will be converted into shares of common stock, and the unvested Class C-1 membership units and Class C-2 membership units of Ardent Health Partners, LLC will be converted into unvested shares of restricted stock under the 2024 Plan. Pursuant to the terms of the limited liability company agreement of Ardent Health Partners, LLC and the incentive equity grant agreements, the Class C-1 and Class C-2 membership units are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27 as clarified by Revenue Procedures 2001-43. In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Grants of profits interests (Class C-1 and C-2 units)

From January 1, 2021 through January 2, 2024, we have issued an aggregate of 8,510,860 non-voting profits interests in the form of our Class C-1 and Class C-2 units to our employees and directors pursuant to written incentive equity grant agreements with such individuals. No Class C-1 or Class C-2 units have been issued since January 2, 2024.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Rule 701 or Rule 506 promulgated under the Securities Act as transactions by an issuer not involving any public offering or pursuant to written compensatory arrangements with our employees and directors relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through employment or other relationships with the registrant or otherwise, to information about the registrant.

Item 16. Financial statements and exhibits.

(A)	Financial Statements. See Index to Financial Statements.

(B)	Exhibits.

Exhibit Number		Description of Exhibit

1.1		Form of Underwriting Agreement

2.1	*	Form of Plan of Conversion

3.1	*	Ardent Health Partners, LLC Amended and Restated Limited Liability Company Agreement, dated June 21, 2017

3.2	*	First Amendment to Amended and Restated Limited Liability Company Agreement of Ardent Health Partners, LLC, dated August 14, 2018

3.3	*	Second Amendment to Amended and Restated Limited Liability Company Agreement of Ardent Health Partners, LLC, dated May 1, 2023

3.4	*	Form of Certificate of Incorporation of Ardent Health Partners, Inc. (to be effective upon completion of the registrant’s conversion from a limited liability company to a corporation)

3.5	*	Form of Bylaws of Ardent Health Partners, Inc. (to be effective upon completion of the registrant’s conversion from a limited liability company to a corporation)

4.1	*	Specimen Common Stock Certificate

4.2	*	Registration Rights Agreement, dated as of July 3, 2015, among Ardent Health Partners, LLC (f/k/a EGI-AM Holdings, L.L.C.), EGI-AM Investments, L.L.C., ALH Holdings, LLC, David Vandewater, Clint B. Adams, Stephen C. Petrovich and Neil Hemphill

4.3	*	Amendment to Registration Rights Agreement, dated as of May 1, 2023, among Ardent Health Partners, LLC (f/k/a EGI-AM Holdings, L.L.C.), EGI-AM Investments, L.L.C., and Pure Health Capital Americas 1 SPV RSC LTD.

5.1	*	Opinion of Sidley Austin LLP regarding the validity of the Common Stock

10.1	†*	Employment Agreement, dated as of August 10, 2020, between AHS Management Company, Inc. and Martin J. Bonick

10.2	†*	Employment Agreement, dated as of August 10, 2021, between AHS Management Company, Inc. and Alfred Lumsdaine

10.3	†*	Employment Agreement, dated as of July 3, 2015, between AHS Management Company, Inc. and Stephen C. Petrovich

10.4	†*	Offer Letter (Conditional Offer of Employment) by and between David Schultz and AHS Management Company, Inc. dated November 28, 2023

10.5	†*	Offer Letter (Conditional Offer of Employment) by and between Ethan Chernin and AHS Management Company, Inc. dated March 28,2024

10.6	*	Amended and Restated ABL Credit Agreement, dated as of July 8, 2021, among AHP Health Partners, Inc., AHS East Texas Health System, LLC, Ardent Health Partners, LLC, the Subsidiaries of AHP Health Partners, Inc. and AHS East Texas Health System, LLC, as Borrowers, the Guarantors, the Lenders, Barclays Bank PLC, as resigning Administrative Agent, resigning Collateral Agent and resigning Swing Ling Lender, Bank of America, N.A., as successor administrative agent, successor collateral agent, and Swing Line Lender, and the L/C Issuers

Exhibit Number		Description of Exhibit

10.7	*	Amendment No. 1 to Amended and Restated ABL Credit Agreement, dated as of August 24, 2021, among AHP Health Partners, Inc., AHS East Texas Health System, LLC, Ardent Health Partners, LLC, the Subsidiaries of AHP Health Partners, Inc. and AHS East Texas Health System, LLC, as Borrowers, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent

10.8	*	Amendment No. 2 to Amended and Restated ABL Credit Agreement, dated as of June 16, 2022, among AHP Health Partners, Inc., AHS East Texas Health System, LLC, the Subsidiaries of AHP Health Partners, Inc. and AHS East Texas Health System, LLC, as Borrowers, and Bank of America, N.A., as Administrative Agent

10.9	*	Amendment No. 3 to Amended and Restated ABL Credit Agreement, dated as of April 21, 2023, among AHP Health Partners, Inc., AHS East Texas Health System, LLC, the Subsidiaries of AHP Health Partners, Inc. and AHS East Texas Health System, LLC, as Borrowers, the Lenders and L/C Issuers and Bank of America, N.A., as Administrative Agent

10.10	*	Amendment No. 4 to Amended and Restated ABL Credit Agreement, dated June 26, 2024, among AHP Health Partners, Inc., AHS East Texas Health System, LLC, the Subsidiaries of AHP Health Partners, Inc. and AHS East Texas Health System, LLC, as Borrowers, the Guarantors, the Incremental Lenders, the other Lenders and L/C Issuers party thereto and Bank of America, N.A., as AdministrativeAgent

10.11	*	Amended and Restated Term Loan Credit Agreement, dated August 24, 2021, among AHP Health Partners, Inc., as Borrower, Ardent Health Partners, LLC, the Guarantors, the Lenders, Bank of America, N.A., as Initial Term Lender and successor Administrative Agent, and Barclays Bank PLC, as resigning Administrative Agent

10.12	*	Amendment No. 1 to Amended and Restated Term Loan Credit Agreement, dated as of June 8, 2023, by Bank of America, N.A., as Administrative Agent

10.13	*	Master Lease Agreement, dated as of August 4, 2015, among certain wholly owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.14	*	First Amendment to Master Lease, dated as of March 6, 2017, among certain wholly owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.15	*	Second Amendment to Master Lease and Guaranty of Master Lease, dated as of March 13, 2017, among certain wholly owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.16	*	Third Amendment to Master Lease, dated as of February 26, 2018, among certain wholly owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.17	*	Fourth Amendment to Master Lease and Guaranty of Master Lease, dated as of June 28, 2018, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.18	#*	Fifth Amendment to Master Lease and Guaranty of Master Lease, dated as of November 30, 2018, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

Exhibit Number		Description of Exhibit

10.19	*	Sixth Amendment to Master Lease and Guaranty of Master Lease, dated as of February 26, 2021, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.20	#*	Seventh Amendment to Master Lease and Guaranty of Master Lease, dated as of March 1, 2021, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.21	#*	Eighth Amendment to Master Lease and Guaranty of Master Lease, dated as of July 13, 2021, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.22	*	Ninth Amendment to Master Lease and Guaranty of Master Lease, dated as of February 9, 2022, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.23	#*	Tenth Amendment to Master Lease and Guaranty of Master Lease, dated as of April 27, 2022, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.24	#*	Eleventh Amendment to Master Lease and Guaranty of Master Lease, dated as of December 29, 2023, among certain wholly-owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.25	#*	Twelfth Amendment to Master Lease and Guaranty of Master Lease, dated June 21, 2024, among certain wholly-owned affiliates of Ventas, Inc. listed therein as "Landlord," Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.26	*	Relative Rights Agreement, dated as of June 28, 2018, among Barclays Bank PLC, as administrative agent under the ABL Credit Agreement, Barclays Bank PLC, as collateral agent under the ABL Credit Agreement, Barclays Bank PLC, as administrative agent under the Term Loan Agreement, U.S. Bank National Association, as trustee under the Indenture, certain wholly owned affiliates of Ventas, Inc. listed therein as “Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.27	*	Assumption and Change of Address Under Relative Rights Agreement, dated as of August 24, 2021, among Bank of America, N.A., as successor administrative agent, and Barclays Bank PLC, as resigning administrative agent

10.28	*	First Amendment to Relative Rights Agreement, dated as of June 3, 2024, among Bank of America, N.A., as administrative agent under the ABLCredit Agreement, Bank of America, N.A., as collateral agent under the ABL Credit Agreement, Bank of America, N.A., as administrative agent under the Term Loan Agreement, certain wholly owned affiliates of Ventas, Inc. listed therein as“Landlord,” Ardent Health Partners, LLC and certain affiliated entities of Ardent Health Partners, LLC listed therein

10.29	#*	Master Services Agreement, dated as of May 5, 2022, by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners and AHS Management Company, Inc.

10.30	#*	Amended and Restated Statement of Work #1, dated as of June 25, 2024, by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners and AHS Management Company, Inc.

Exhibit Number		Description of Exhibit

10.31	#*	Statement of Work #2, dated as of June 10, 2024, by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners and AHS Management Company,Inc.

10.32	#*	Statement of Work #3, dated as of June 25, 2024, by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners and AHS Management Company,Inc.

10.33	#*	Indenture, dated as of July 8, 2021, among AHP Health Partners, Inc., Ardent Health Partners, LLC, the guarantors identified therein and U.S. Bank National Association, as Trustee

10.34	*	Form of 5.750% Senior Notes due 2029 of AHP Health Partners, Inc. (included as Exhibit A to the Indenture filed as Exhibit 10.33 hereto)

10.35#	*	License and Support Agreement, dated as of May 6, 2016, by and between Epic Systems Corporation and AHS Management Company, Inc.

10.36†	*	Form of Indemnification Agreement between the registrant and its directors and certain officers

10.37†	*	Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan and forms of award agreements thereunder, effective upon the consummation of this offering

10.38	*	Stock Ownership Guidelines

10.39†	*	Executive Severance Plan

10.40†	*	Non-Employee Director Compensation Program

10.41	*	Form of Strategic Advisory Services Letter Agreement between EGI-AM Investments, L.L.C. and ArdentHealth Partners, Inc.

10.42	*	Form of Nomination Agreement among Ardent Health Partners, Inc., EGI-AM Investments, L.L.C. and ALH Holdings, LLC

10.43	*	Form of REIT Savings Letter Agreement, by and between Ardent Health Partners, Inc. and ALH Holdings, LLC

10.44#	*	Amended and Restated Limited Liability Company Agreement, dated February 26, 2018, by and between The University of Texas Health Science Center at Tyler and AHS East Texas Health System, LLC

21.1	*	Subsidiaries of the registrant

23.1	*	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1 hereto)

23.2		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	*	Powers of Attorney (included in signature page)

107	*	Filing Fee Table

*	Previously filed.
†	Indicates a management contract or compensatory plan.
#	Portions of this exhibit (indicated by “[***]”) have been omitted as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information is the type that the registrant treats as private or confidential.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brentwood, State of Tennessee, on July 10, 2024.

ARDENT HEALTH PARTNERS, LLC

BY:	/s/ Martin J. Bonick
Name:	Martin J. Bonick
TITLE:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Martin J. Bonick	President and Chief Executive Officer, Director	July 10, 2024
Martin J. Bonick
(principal executive officer)

/s/ Alfred Lumsdaine	Chief Financial Officer	July 10, 2024
Alfred Lumsdaine	(principal financial officer)

/s/ David Byers	Senior Vice President, Chief Accounting Officer	July 10, 2024
David Byers
(principal accounting officer)

*	Director	July 10, 2024
Mark Sotir

*	Director	July 10, 2024
Peter Bulgarelli

*	Director	July 10, 2024
Peter Bynoe

*	Director	July 10, 2024
Suzanne Campion

*	Director	July 10, 2024
William Goodyear

*	Director	July 10, 2024
Ellen Havdala

*	Director	July 10, 2024
Edmondo Robinson

SIGNATURE	TITLE	DATE

*	Director	July 10, 2024
Rahul Sen

*	Director	July 10, 2024
Philip Tinkler

*	Director	July 10, 2024
Rob Webb

*By:	/s/ Martin J. Bonick
Martin J. Bonick
Attorney-in-Fact